                                                                    EXHIBIT 12.1

      STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                       YEARS ENDED DECEMBER 31,
                              ----------------------------------------------------------------  NINE MONTHS ENDED
                                  1995         1996         1997         1998         1999      SEPTEMBER 30, 2000
                               -----------  -----------  -----------  -----------  -----------  ------------------
Pretax income                  $15,723,051  $16,834,204  $26,112,680  $25,903,460  $29,170,588      $22,776,493

Fixed charges:
Interest expense(1)             17,572,442   17,750,218   15,587,354   19,271,974   21,487,621       16,301,903
Amortization of debt costs         445,907      595,604      422,606      436,988      460,383          398,699
Rent expense representing
  an interest factor                46,760       46,760       46,760            0            0                0
Preferred stock dividends                0            0            0            0            0                0
                               -----------  -----------  -----------  -----------  -----------      -----------
Earnings available for
  fixed charges                $33,788,160  $35,226,786  $42,169,400  $45,612,422  $51,118,592      $39,477,095
                               ===========  ===========  ===========  ===========  ===========      ===========

Fixed charges:
Interest expense(1)            $17,572,442  $17,750,218  $15,587,354  $19,271,974  $21,487,621      $16,301,903
Capitalized interest                93,591       62,516            0            0            0                0
Amortization of debt costs         445,907      595,604      422,606      436,988      460,383          398,699
Rent expense representing
  an interest factor                46,760       46,760       46,760            0            0                0
Preferred stock dividends                0            0            0            0            0                0
                               -----------  -----------  -----------  -----------  -----------      -----------
                               $18,158,700  $18,455,098  $16,056,720  $19,708,962  $21,948,004      $16,700,602
                               ===========  ===========  ===========  ===========  ===========      ===========
RATIO OF EARNINGS TO
  FIXED CHARGES(2)               1.86x        1.91x        2.63x        2.31x        2.33x            2.36x
                                 =====        =====        =====        =====        =====            =====

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(1) Includes amortization of interest discount on IRT Property Company's 7.45%
    and 7.25% Senior Notes.

(2) For purposes of computing this ratio, earnings have been calculated by adding fixed charges (excluding capitalized interest) to income before income taxes, extraordinary items, and minority interest. Fixed charges consist of interest costs, whether expensed or capitalized, the interest component of rental expense, amortization of debt costs, discounts and issues costs, whether expensed or capitalized, and preferred stock dividends.